April 20, 2002


John Charles Casebeer, M.D.
PO Box 40
1982 C Bar C Ranch Road
Divide, MT 59727

Dear Charles:

Thank you for taking the time to meet with us last week. On behalf of the group we all enjoyed your visit. I know that going forward we will make a great team.

I have in the text of this letter incorporated the salient features of a proposal for your approval. I suggest that this serve as our letter agreement so that we can move forward with the working arrangement. It will be necessary to gain board approval for this contract (board to meet this weekend) and a formal contract to be drawn up between the parties. Furthermore the formal contract will be our best efforts to accurately reflect the terms and conditions set forth in this letter agreement. Paradigm must adhere to rule and regulations set forth by the SEC.

This agreement is to between John Charles Casebeer MD
("Casebeer") and Paradigm Medical Industries ("PMED"). Collectively, the Parties.

The agreement is entered by the parties April 1, 2002 and is to be a one year term. The agreement is renewable upon the parties mutual agreement. The agreement is cancelable with ninety days written notice by either party.

It is the purpose of the parties to enter into agreement to:

         1) Create awareness of PMED's Innovatome microkeratome in the marketplace by whatever means possible i.e. speaking, papers, articles, word of mouth. Ideally we would like to have you speak at ASCRS as part of the program.

Casebeer Proposal
4/22/2002
Page 2 of 3

         2) Serve as Advisory Chairman for PMED board and serve on other advisory boards PMED might develop such as the microkeratome. In this capacity assist in recruitment, holding meeting on periodic meetings, developing the mission statement and carrying out duties as might be required in the capacity.
         3) Provide input on the design of the microkeratome or other PMED products with the goal to improve the safety and efficacy of the devices.
         4) To be an medical omni buds man for the microkeratome
         5) Identify opportunities and make recommendations.
         6) Execute a non disclosure, W-9 and secrets agreement.

         Activities will include but not limited to those identified in Exhibit A (to be supplied by Casebeer)

         It is expected that a minimum of 3/4 time will be spent fulfilling the role.

As compensation for this position PMED will

         1) Pay Casebeer $43,750 per quarter for his time. At the election of PMED the consideration may be in the form of stock or cash. It is expected that initially payment will come in the form of PMED common stock. Where the consideration is in the form of stock, the calculation will be as follows: Divide $43,750 by the average share price for the previous quarter to determine the number of shares due. I.e. If the average share price for the first quarter was $2.75 then a share certificate for 18,909 shares would issued as consideration for the quarter. Certificates will be issued within 30 days of the close of a quarter.
         2) PMED will reimburse Casebeer in cash for travel related expenses. Trips will be approved orally in advance. Where two organizations are sponsoring Casebeer for a trip expenses will be split. PMED will not be obligated for any honorariums.
         3) In addition to insure that Casebeer is incentivized to represent PMED's best interest each quarter 5,000 options

Casebeer Proposal
4/22/2002
Page 3 of 3

              will be issued at the fair market value for the previous quarter. These options will be NS0's.
         4) As an incentive to begin this project the $50,000 to be delivered in shares of stock will be issued at the time a formalized contact is signed by both parties.

Casebeer is aware that all forms of consideration may have tax implications. PMED is not responsible or liable for any taxes owed on any consideration.

If the above represents your understanding of the agreement as it should be drawn up by legal console then please sign below, include Amendment A and I will forward it to our attorney. His name is Randall Mackey and he can be reached at 801 575 5000.

I, in addition to all of Paradigm are looking forward to an exciting and productive relationship.




/s/ Mark R. Miehle

Mark R. Miehle
President and COO

Agreed in principle

/s/ John Charles Casebeer MD

John Charles Casebeer M









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